Anthony A. Dreyspool
                                                                  Vice President
                                                   and Associate General Counsel
[EQUITABLE - MEMBER OF THE GLOBAL AXA GROUP LOGO]                 (212) 314-3839
                                                             Fax: (212) 707-7879

                                                                  LAW DEPARTMENT

                                                              February 27, 1997


The Equitable Life Assurance
         Society of the United States
1290 Avenue of the Americas
New York, New York 10104

Dear Sirs:

         This opinion is furnished in connection with the filing by The Equitable Life Assurance Society of the United States ("Equitable") of a Notice (the "Notice") pursuant to Rule 24f-2 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act") relating to the registration by Equitable and its Separate Account A ("Separate Account A") under the Securities Act of 1933 (the "1933 Act") of an indefinite number of units of interest (the "Units") under variable annuity contracts and certificates (the "Contracts"). These securities were registered by the filing under the 1933 Act of Post-Effective Amendment No. 24 to Registration Statement No. 2-30070 (the "Registration Statement") which became effective on August 12, 1981. Equitable has referenced the registration of Units in Registration Statement File Nos. 2-50547-01, 2-44921, 33-47949, 33-58950 and 33-63890. During the year ended 1996, in reliance upon the Rule, Units were issued in return for $4,334,559,192 of contributions received under the Contracts.

         The Contracts are designed to provide fixed and variable benefits under the plans and arrangements described in the Prospectus included in the Registration Statements, as amended (the "Prospectus").

         I have examined all such corporate records of Equitable and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

         1. Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

         2. Separate Account A was duly established and is maintained by Equitable pursuant to the laws of the State of New York, under which the income, gains and losses, whether or not realized, from assets allocated to Separate Account A, are, in accordance with the Contracts, credited to or charged against such account, without regard to the other income, gains or losses of Equitable.


                      THE EQUITABLE LIFE ASSURANCE SOCIETY
             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104

The Equitable Life Assurance
  Society of the United States
February 27, 1997
Page 2



         3. The assets of Separate Account A are owned by Equitable; Equitable is not a trustee with respect thereto. The Contracts provide that the portion of the assets of Separate Account A equal to the reserves and other contract liabilities with respect to Separate Account A shall not be chargeable with liabilities arising out of any other business Equitable may conduct and that Equitable reserves the right to transfer assets of Separate Account A in excess of such reserves and Contract liabilities to the general account of Equitable.

         4. The Contracts (including any Units duly credited thereunder) have been duly authorized by Equitable, and each of the Contracts (including any such Units) constitutes a validly issued and binding obligation of Equitable in accordance with its terms. Purchasers of the Contracts described in the Prospectuses are subject only to the deductions, charges and fees set forth in such Prospectuses.

                                            Very truly yours,


                                            /s/ Anthony A. Dreyspool
                                            ------------------------
                                                Anthony A. Dreyspool